Exhibit 99.2
The RealReal First Quarter 2023 Stockholder Letter
May 9, 2023

Dear Stockholders,

Today, we reported financial results for the first quarter of 2023, with revenue exceeding the mid-point of our guidance and Adjusted EBITDA exceeding the high end of our guidance range. The strategy of re-focusing our efforts on the higher margin consignment business is starting to deliver results. During the first quarter, we continued to grow our consignment revenue while we transitioned away from unprofitable revenue (such as company-owned inventory and consigned items that sell for under $100). We delivered a higher take rate, a higher gross margin rate and more gross profit dollars, reduced our company-owned inventory balance, and narrowed our Adjusted EBITDA loss compared to the prior year period. During the first quarter, total active buyers reached over 1 million, increasing 23% year-over-year.

For the first quarter of 2023, we generated gross merchandise value (“GMV”) of $444 million, a year-over-year increase of 4%, and revenue of $142 million, a year-over-year decrease of 3%. It is worth highlighting that consignment revenue grew 22% while direct revenue declined 49% year-over-year, consistent with our stated intention to limit the amount of direct purchases from vendors. Additionally, we made progress on limiting the number of lower-value consigned items. As a result of these actions, our first quarter gross margin was 63.4%, an improvement of 980 basis points year-over-year.

Our first quarter Adjusted EBITDA was $(27) million, or (19)% of total revenue, compared to $(35) million, or (24)% of total revenue in the first quarter of 2022. We expect improvements in profitability to accelerate in the back half of 2023.

We ended the first quarter of 2023 with $247 million of cash and cash equivalents. At the end of the first quarter, we had $31 million of net inventory, a decrease of $12 million compared to the end of 2022 and a decrease of $43 million year-over-year. We expect our owned inventory balance to decrease further throughout 2023.

The early results from our key initiatives announced late last year are encouraging. Specifically, those initiatives are (1) update our consignor commission structure, (2) improve efficiency and cut costs, (3) optimize product pricing, and (4) pursue potential new revenue streams. These initiatives are critical to achieving our path to profitability.

In November 2022, we updated our consignor commission rates with the goals of optimizing our take rate, limiting consignment of lower-value items, and increasing consignment of higher-value items. We believe the changes have been effective in achieving the stated goals. Our first quarter take rate increased 170 basis points year-over-year, lower-value supply has decreased, and higher-value supply has increased compared to the prior year period. However, we believe there is further opportunity to drive more mid-value supply. We will continue to test and iterate commission rates within the various price tranches and consignor cohorts with a particular focus on optimizing mid-value supply.

In addition to supply, customer satisfaction and consignor experience continue to be major focus areas for the company. During the first quarter, we completed the roll out of our new consignor concierge team, which pairs each consignor with a small, dedicated team of consignment customer service experts. The reception to our new approach has been positive, with members reporting faster issue resolution, more certainty during the consignment process, and an improved overall consignor experience. Our customer service ratings have increased since last year, reflecting the positive impact our new consignor concierge team has had on consignor experience. Going forward, we will continue to assess our approach to further enhance customer satisfaction and consignor experience.

We remain focused on both improving the consignor experience and managing our costs effectively. Over the past two months, I worked with our senior leadership team to assess our cost base and we have identified opportunities to reduce our operating expenses. We believe our company-wide focus on managing costs, particularly those that do not directly impact our consignors and customers, will be one of our keys to achieving profitability.

Our third key initiative is to optimize product pricing. We continue to believe that we can increase coverage of our latest pricing algorithms to the majority of items listed on our site by the end of this year, which we expect will yield better financial results for both our consignors and The RealReal.

Regarding new revenue streams, we have identified opportunities to capitalize on our deep, rich first-party data and drive new revenue streams. In addition, we are exploring new offerings to enhance the buyer experience and improve profitability.

Taken together, we are confident these key initiatives will help move the business to profitability.

Based on market conditions as of May 9, 2023, we are providing guidance for the second quarter and full year 2023 for GMV, Revenue and Adjusted EBITDA, which is a Non-GAAP financial measure:

	Q2 2023	Full Year 2023
GMV	$400 - $430 million	$1.7 - $1.8 billion
Revenue	$125 - $135 million	$535 - $565 million
Adjusted EBITDA	$(29) - $(25) million	$(75) - $(65) million

Regarding longer-term targets, we continue to project that The RealReal will be profitable on a full year Adjusted EBITDA basis in 2024.

Overall, we believe the business is headed in a positive direction — we are growing our consignment revenue, we are expanding both gross margin and gross profit dollars, we are improving the consignor experience and increasing customer satisfaction, and we are managing costs to drive toward profitability. We have recently made significant changes to our business strategy and tactics, and early results indicate that these actions have been effective. We will continue to test and iterate to optimize our results, and we believe we are positioned to thrive in the luxury resale space.

We have not reconciled forward-looking Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations including payroll tax expense on employee stock transactions that are not within our control, or other components that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss).
Executive Summary & Key Takeaways

▪First Quarter of 2023 Results Better Than Anticipated: Today, we reported financial results for the first quarter of 2023, with revenue exceeding the mid-point of our guidance and Adjusted EBITDA exceeding the high end of our guidance range. During the first quarter, consignment revenue grew 22% and direct revenue declined 49% year-over-year.

▪Key Initiatives Driving Improved Results : The early results from our key initiatives announced last year are encouraging. Specifically, those initiatives are (1) update our consignor commission structure, (2) improve efficiency and cut costs, (3) optimize product pricing, and (4) pursue potential new revenue streams. We continue to believe these steps will help us achieve profitability.

▪Guidance for Second Quarter and Full Year 2023: Today, we provided forward-looking financial guidance for the second quarter of 2023 and full year 2023.

▪Timeline to Profitability: We continue to believe we are on track to achieve Adjusted EBITDA profitability on a full year basis in 2024.

In closing, I want to thank our entire team at The RealReal for their warm welcome as I joined the company and for their hard work in delivering a strong start to 2023. Importantly, I also want to thank our more than 32 million members as they join us on our mission to extend the life of luxury and make fashion more sustainable.

Sincerely,
John E. Koryl
CEO of The RealReal

Exhibit 99.2
Forward Looking Statements
This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of recent geopolitical events and uncertainty surrounding macro-economic trends, disruptions in the financial industry, inflation and the COVID-19 pandemic, our ability to achieve anticipated savings in connection with our real estate reduction plan and associated workforce reduction, and our financial guidance, timeline to profitability, and long-range financial targets and projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations and our business environment, inflation, macroeconomic uncertainty, disruptions in the financial industry, geopolitical instability, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total revenue ("Adjusted EBITDA Margin"), non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended March 31,
	2023	2022
Total revenue	$141,904	$146,700
Adjusted EBITDA Reconciliation:
Net loss	$(82,500)	$(57,412)
Depreciation and amortization	7,821	6,364
Interest income	(2,053)	(98)
Interest expense	2,667	2,664
Provision for income taxes	86	—
EBITDA	(73,979)	(48,482)
Stock-based compensation	8,991	12,514
CEO transition costs (1)	159	—
Payroll taxes expense on employee stock transactions	44	205
Legal settlement	1,100	304
Restructuring charges (2)	36,388	—
Other (income) expense, net	—	139
Adjusted EBITDA	$(27,297)	$(35,320)
Adjusted EBITDA (% of revenue)	(19.2)%	(24.1)%
(1) The CEO transition charges for the three months ended March 31, 2023 consists of retention bonuses for certain executives incurred in connection with our founder's resignation on June 6, 2022.
(2) The restructuring charges for the three months ended March 31, 2023 consists of impairment of right-of-use assets and property and equipment, employee severance charges, and other charges, including legal and transportation expenses.
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